Exhibit 99.1

Vigil Neuroscience Announces $40 Million Strategic Investment from Sanofi

- Sanofi to invest $40 million at an as-converted price of $7.44 per share of common stock-

- Sanofi to receive an exclusive right of first negotiation for license of Company’s small molecule TREM2 agonist program, including VG-3927, currently in phase 1 clinical studies -

- Company expects proceeds to extend cash runway into 2026 -

WATERTOWN, Mass. – June 27, 2024 – Vigil Neuroscience, Inc. (Nasdaq: VIGL), a clinical-stage biotechnology company committed to harnessing the power of microglia for the treatment of neurodegenerative diseases, is pleased to announce that Sanofi (Nasdaq: SNY) has made a $40 million strategic investment in the Company at an as-converted price of $7.44 per share of common stock. Sanofi will purchase 537,634 of the Company’s Series A non-voting preferred shares, each share of which shall be convertible into ten shares of common stock. The Company will use the proceeds to fund its research and development activities.

“We are excited by this strategic investment from Sanofi, one of the world’s leading biopharmaceutical companies, for our research and development programs,” said Ivana Magovčević-Liebisch, Ph.D., J.D., President and Chief Executive Officer of Vigil. “We view Sanofi’s investment in Vigil as a validation of our promising precision medicine approach led by our two differentiated TREM2 modalities, iluzanebart and VG-3927, and Sanofi has provided valuable capital to help fund our pipeline. We look forward to the opportunity to work with Sanofi as we continue to advance our small molecule TREM2 agonist program.”

“Recent discoveries have highlighted the role of microglial signaling and neuroinflammation in neurodegenerative diseases. TREM2 is a well credentialed microglia target in this context.” said Erik Wallstroem, Sanofi’s Global Head of Neurology Development “The investment in Vigil strengthens our commitment to immunoscience and neuroimmunology.”

In connection with the equity investment, Vigil has granted Sanofi the exclusive right of first negotiation (ROFN) for an exclusive license, grant or transfer of rights to research, develop, manufacture and commercialize the Company’s small molecule TREM2 agonist program, including its clinical candidate, VG-3927. VG-3927 is currently being evaluated in a phase 1 clinical study for the potential treatment of Alzheimer’s disease.

Based on current projections, the Company expects that the proceeds from Sanofi’s investment will extend its cash runway into 2026.

About Vigil Neuroscience

Vigil Neuroscience is a clinical-stage biotechnology company focused on developing treatments for both rare and common neurodegenerative diseases by restoring the vigilance of microglia, the sentinel immune cells of the brain. Vigil is utilizing the tools of modern neuroscience drug development across multiple therapeutic modalities in its efforts to develop precision-based therapies to improve the lives of patients and their families. Iluzanebart, Vigil’s lead clinical candidate, is a fully human monoclonal antibody agonist targeting human triggering receptor expressed on myeloid cells 2 (TREM2) in people with adult-onset leukoencephalopathy with axonal spheroids and pigmented glia (ALSP), a rare and fatal neurodegenerative disease. Vigil is also developing VG-3927, a novel small molecule TREM2 agonist, to treat common neurodegenerative diseases associated with microglial dysfunction, with an initial focus on Alzheimer’s disease (AD) in genetically defined subpopulations.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” of Vigil Neuroscience (“Vigil” or the “Company”) that are made pursuant to the safe harbor provisions of the federal securities laws, including, without limitation, express or implied statements regarding: the Company’s strategy, business plans and focus; the progress and timing of the clinical development of Vigil’s programs, including the availability of, and expected timing for reporting data from the VG-3927 Phase 1 clinical trial; beliefs about observations made analyzing preclinical study and clinical trial data to date; expectations regarding Vigil’s relationship with Sanofi and potential licensing opportunities; and the expectation that the Company’s cash runway will be sufficient into 2026. Forward-looking statements are based on Vigil’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties related to uncertainties inherent in the development of product candidates, including the conduct of research activities and the conduct of clinical trials; uncertainties as to the availability and timing of results and data from clinical trials; whether results from prior preclinical studies and clinical trials will be predictive of the results of subsequent preclinical studies and clinical trials; the timing and content of additional regulatory information from the FDA; the Company’s ability to work with the FDA to successfully remove the partial clinical hold on VG-3927; whether Vigil’s cash resources will be sufficient to fund its foreseeable and unforeseeable operating expenses and capital expenditure requirements; as well as the risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission (SEC), including Vigil’s Annual Report on Form 10-K for the year ended December 31, 2023, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and any subsequent filings Vigil makes with the SEC. Forward-looking statements contained in this announcement are made as of this date, and Vigil undertakes no duty to update such information except as required under applicable law. Readers should not rely upon the information on this page as current or accurate after its publication date.

Internet Posting of Information

Vigil Neuroscience routinely posts information that may be important to investors in the “Investors” section of its website at https://www.vigilneuro.com. The company encourages investors and potential investors to consult our website regularly for important information about Vigil Neuroscience.

Investor Contact:

Leah Gibson

Vice President, Investor Relations & Corporate Communications

Vigil Neuroscience, Inc.

lgibson@vigilneuro.com

Media Contact:

Megan McGrath

CTD Comms, LLC

megan@ctdcomms.com